Exhibit 8
List of significant subsidiaries
Philips Electronics Nederland B.V., Eindhoven, the Netherlands (100%)
Philips Electronics North America Corporation, Delaware, United States of America (100%)
Philips Electronics China B.V. Eindhoven, the Netherlands (100%)
Philips GmbH, Hamburg, Germany (100%)
Compagnie Française Philips, Suresnes, France (100%)
Philips UK Limited, Croydon, United Kingdom (100%)

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